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As filed with the Securities and Exchange Commission on September 21, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KODIAK OIL & GAS CORP.
(Exact name of registrant as specified in its charter)

Yukon Territory	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Co-Registrant
(see next page)

1625 Broadway, Suite 250
Denver, Colorado 8020
(303) 592-8075
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Lynn A. Peterson
Chief Executive Officer
1625 Broadway, Suite 250
Denver, Colorado 80202
(303) 592-8075
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Randal R. Jones
Lisa M. Luebeck
Dorsey & Whitney LLP
Columbia Center
701 Fifth Avenue, Suite 6100
Seattle, WA 98104
Tel: (206) 903-8800

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)

Common Stock, no par value	(1)(2)

Debt Securities	(1)(2)

Guarantee of Debt Securities	(1)(2)(3)

Warrants	(4)

Total	$250,000,000	$17,825

(1)
An indeterminate number of shares of common stock and an indeterminate aggregate principal amount of debt securities are being registered as may, from time to time, be offered at indeterminate prices, with an aggregate offering price not to exceed $250,000,000.

(2)
Unspecified with respect to each class of securities being registered pursuant to General Instruction II.D to Form S-3 under the Securities Act.

(3)
A subsidiary of Kodiak Oil & Gas Corp. named as a co-registrant may fully, irrevocably and unconditionally guarantee the debt securities registered hereunder. Pursuant to Rule 457(m), no registration fee is payable with respect to any such guarantees.

(4)
An indeterminate amount and number of warrants representing rights to purchase common stock are hereby being registered.

(5)
Calculated in accordance with Rule 457(o) under the Securities Act.

           The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CO-REGISTRANT

        The following direct subsidiary of Kodiak Oil & Gas Corp. may guarantee the debt securities issued hereunder and is a co-registrant under this Registration Statement.

Exact Name of Co-Registrant as Specified in its Charter	Primary Standard Industrial Classification No.	I.R.S. Employer Identification No.	State or Other Jurisdiction of Incorporation or Organization
Kodiak Oil & Gas (USA) Inc.	1311	57-1191218	Colorado

        Address, including zip code, and telephone number, including area code, of the co-registrant's principal executive offices: 1625 Broadway, Suite 250, Denver, Colorado 80202; (303) 592-8075. Name and address, including zip code, of the agent for service for each of the co-registrant: Lynn A. Peterson, Chief Executive Officer, 1625 Broadway, Suite 250, Denver, Colorado 80202; (303) 592-8075.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2010

PROSPECTUS

        $250,000,000

Common Stock

Debt Securities

Warrants

Guarantee of Debt Securities by

Kodiak Oil & Gas (USA) Inc.

        We may offer to sell from time to time common stock, senior or subordinated debt securities (which may be guaranteed by a subsidiary) and warrants to purchase common stock. Our subsidiary, named as a co-registrant, may fully and unconditionally guarantee any debt securities that we issue. We may offer any combination of these securities in one or more offerings up to an aggregate offering price of $250,000,000, on terms to be determined at or prior to the time of sale. This prospectus provides you with a general description of the securities we may offer and sell from time to time. Each time we sell securities pursuant to this prospectus, we will provide the specific terms of the securities offered in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Our common stock trades on the NYSE Amex under the symbol "KOG."

        An investment in our securities involves a high degree of risk. Before you invest, you should carefully read this prospectus, including the Risk Factors beginning on page 6 of this prospectus, together with any prospectus supplement and the documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September     , 2010

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $250,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectus is accurate only as of the date of those respective documents. You should read this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement and of the accompanying prospectus entitled "Incorporation of Information by Reference."

        Market data and industry statistics used throughout this prospectus and the documents incorporated by reference herein are based on independent industry publications, reports by market research firms and other published independent sources. Some data and other information is also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are credible, we have not independently verified the data or information obtained from these sources. Accordingly, investors should not place undue reliance on this information. By including such market data and information, we do not undertake a duty to update or provide that data in the future.

        As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus incorporates by reference important information that is not contained in this prospectus but that is contained in documents that we file with the SEC. You may read and obtain copies of these documents and the other reports we file with the SEC at the SEC's web site, www.sec.gov, or at the SEC's offices described below under the heading "Where You Can Find More Information."

        Our functional currency is the United States dollar. All references to "dollars" or "$" in this prospectus refers to United States or U.S. dollars unless specific reference is made to Canadian or CDN dollars.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information discussed in this prospectus, our filings with the SEC and our public releases include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

  •
  future capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;

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  unsuccessful drilling and completion activities and the possibility of resulting write-downs;

  •
  a decline in oil or natural gas production or oil or natural gas prices and the impact of general economic conditions on the demand for oil and natural gas and the availability of capital;

  •
  geographical concentration of our operations;

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  ongoing U.S. and global economic uncertainty;

  •
  constraints imposed on our business and operations by our credit facility and our ability to generate sufficient cash flows to repay our debt obligations;

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  availability of borrowings under our credit facility;

  •
  termination fees related to drilling rig contracts;

  •
  increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

  •
  financial losses and reduced earnings related to our commodity derivative agreements, and failure to produce enough oil to satisfy our commodity derivative agreements;

  •
  historical incurrence of losses;

  •
  adverse variations from estimates of reserves, production, production prices and expenditure requirements, and our inability to replace our reserves through exploration and development activities;

  •
  hazardous, risky drilling operations and adverse weather and environmental conditions;

  •
  limited control over non-operated properties, and reliance on third party service providers over whom we have limited control;

  •
  reliance on limited number of customers and creditworthy of our customers;

  •
  title defects to our properties and inability to retain our leases;

  •
  incorrect estimates of our proved reserves, and the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped operated and non-operated acreage positions;

  •
  our ability to successfully develop our large inventory of undeveloped operated and non-operated acreage;

  •
  increases in interest rates;

  •
  our ability to retain key members of our senior management and key technical employees, and conflicts of interests with respect to our officers and directors;

  •
  marketing and transportation constraints in the Williston Basin;

  •
  risks associated with prior business activities;

  •
  effects of competition;

  •
  federal and tribal regulations and laws;

  •
  our level of indebtedness;

  •
  risks in connection with potential acquisitions and the integration of significant acquisitions;

  •
  price volatility of oil and natural gas prices;

  •
  impact of environmental, health and safety, and other governmental regulations, and of current or pending legislation;

  •
  effect of seasonal factors;

  •
  lack of availability of drilling rigs, equipment, supplies, insurance, personnel and oil field services;

  •
  further sales or issuances of common stock; and

  •
  our common stock's limited trading history.

        Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the SEC that are incorporated by reference herein and in the section entitled "Risk Factors" included elsewhere in this prospectus. For additional information regarding risks and uncertainties, please read our filings with the SEC under the Securities Exchange Act of 1934 and the Securities Act of 1933, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference. Because this is only a summary, it does not contain all the information that may be important to you. You should carefully read the entire prospectus and the documents incorporated by reference herein, including our historical consolidated financial statements and the notes to those financial statements in our most recently filed annual report on Form 10-K for the year ended December 31, 2009, as amended, and quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, together with the additional information described in this prospectus under the headings "Where You Can Find More Information" and "Incorporation by Reference." You should carefully consider the matters discussed under "Risk Factors" in this prospectus. In this prospectus, unless the context otherwise requires, the terms "Kodiak Oil & Gas," "Kodiak," "the Company," "we," "us" and "our" refer to Kodiak Oil & Gas Corp. and its consolidated subsidiary.

 OUR COMPANY

        Kodiak Oil & Gas Corp. is an independent energy company focused on the exploration, exploitation, acquisition and production of crude oil and natural gas in the United States. Our corporate strategy is to internally identify prospects, acquire lands encompassing those prospects and evaluate those prospects using subsurface geology and geophysical data and exploratory drilling. Using this strategy, we have developed an oil and natural gas portfolio of proved reserves, as well as development and exploratory drilling opportunities on high potential conventional and non-conventional oil and natural gas prospects.

        Our oil and natural gas reserves and operations are concentrated in two Rocky Mountain basins, the Williston Basin of North Dakota and Montana and the Green River Basin of Wyoming and Colorado. The most significant prospects in our portfolio are our assets in the Williston Basin of North Dakota and Montana that are prospective for oil from the Bakken and Red River formations. The principal target of drilling in this area is the Bakken Shale hydrocarbon system highlighted by production from the Middle Bakken member, located between two Bakken shales that serve as the source rock, and the Three Forks member, positioned immediately below the Lower Bakken Shale.

        As of July 31, 2010, we owned an interest in approximately 88,500 gross (55,400 net) acres in the Williston Basin in North Dakota and Montana and approximately 60,000 gross (25,400 net) acres in the Green River Basin in Wyoming and Colorado. Since November 2008 through the date of this filing, we have drilled 21 and completed 14 wells in the Williston Basin. We anticipate completion of 10 additional wells during the remainder of 2010, each of which we will operate.

        We are a Canadian corporation that is subsisting under the Business Corporation Act (Yukon Territory). Our principal executive office is located at 1625 Broadway, Suite 250, Denver, Colorado 80202, and our telephone number is (303) 592-8075. Information contained on our website, www.kodiakog.com, is not part of this prospectus.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,					Six Months Ended June 30, 2010
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges(1)	—	—	—	—	—	80.32

(1)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income before income taxes and fixed charges. "Fixed charges" include interest, whether expensed or capitalized. Earnings for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 were insufficient to cover fixed charges by $2,005,091, $2,786,040, $38,185,890, $56,498,064 and $2,563,298, respectively.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described in this prospectus and the other information contained or incorporated by reference herein before deciding to invest in our common stock.

        This prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus. See "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus.

Risks Related to the Company

Our current working capital, together with cash generated from anticipated production, may not be sufficient to support all planned exploration and development opportunities.

        Our working capital, together with cash generated from anticipated production, may not, from time to time, be sufficient to support anticipated exploration and development opportunities. If we realize lower than expected cash from production, either due to lower than anticipated production levels or a decline in commodity prices from recent levels, we would need to curtail our planned exploration and development activities or seek alternative sources of capital, including by means of entering into joint ventures with other exploration and production companies, sales of interests in certain of our properties or by undertaking additional financing activities (including through the issuance of equity or the incurrence of debt). We may not be able to access the capital markets or otherwise secure such additional financing on reasonable terms or at all, and financing may not continue to be available to us under our existing or new financing arrangements. If additional capital resources are unavailable, we may curtail our drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis. Any such curtailment or sale could have a material adverse effect on our business, financial condition and results of operation.

Part of our strategy involves drilling in existing or emerging shale plays using some of the latest available horizontal drilling and completion techniques. The results of our planned exploratory and development drilling in these plays are subject to drilling and completion technique risks and drilling results may not meet our expectations for reserves or production. As a result, we may incur material write-downs and the value of our undeveloped acreage could decline if drilling results are unsuccessful.

        Operations in the Bakken and the Three Forks formations involve utilizing the latest drilling and completion techniques as developed by ourselves and our service providers in order to maximize cumulative recoveries and therefore generate the highest possible returns. Risks that we face while drilling include, but are not limited to, landing our well bore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the well bore and being able to run tools and other equipment consistently through the horizontal well bore. Risks that we face while completing our wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the well bore during completion operations and successfully cleaning out the well bore after completion of the final fracture stimulation stage.

        Our experience with horizontal drilling utilizing the latest drilling and completion techniques specifically in the Bakken and Three Forks formations is limited. Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and limited takeaway capacity or otherwise, and/or natural gas and oil prices decline, the return on our investment in these areas may not be as attractive as we anticipate and we could incur material write-downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

Substantially all of our producing properties and operations are located in the Williston Basin region, making us vulnerable to risks associated with operating in one major geographic area.

        As of December 31, 2009, approximately 96% of our proved reserves and approximately 67% of our production were located in the Williston Basin in northeastern Montana and northwestern North Dakota. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in this area. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas such as the Williston Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

The ongoing financial uncertainty in the U. S. and globally could negatively impact the prices for oil and natural gas, limit access to the credit and equity markets and increase the cost of capital, and may have other negative consequences that we cannot predict.

        The ongoing financial uncertainty in the U.S. and globally could create financial challenges if conditions do not improve. Our internally generated cash flow and cash on hand historically have not been sufficient to fund our expenditures, and we have relied on the capital markets and sales of non-core assets to provide us with additional capital. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital. If our cash flow from operations is less than anticipated and our access to capital is restricted, we may be required to reduce our operating and capital budget, which could have a material adverse effect on our results and future operations. Ongoing uncertainty may also reduce the values we are able to realize in asset sales or other transactions we may engage in to raise capital, thus making these transactions more difficult to consummate and less economic. Additionally, demand for oil and natural gas may deteriorate and result in lower prices for oil and natural gas, which could have a negative impact on our revenues. Lower prices could also adversely affect the collectability of our trade receivables and cause our commodity hedging arrangements to be ineffective if our counterparties are unable to perform their obligations.

Certain covenants under our credit facility could limit our flexibility and prevent us from taking certain actions. In addition, there can be no assurance that we will be able to generate sufficient cash flows to repay our debt obligations under our credit facility. The occurrence of any of the foregoing could adversely affect our business, results of operations and financial condition.

        Our new credit facility contains a number of affirmative, negative and financial covenants that limit our ability to take certain actions and require us to comply with specified financial ratios and other performance covenants. In the event that we borrow under our credit facility, such provisions may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. No assurance can be provided that we will not violate the covenants of our secured credit facility in the future. If we are unable to comply with applicable covenants in the future, our lender could pursue its contractual remedies under the credit facility, including requiring the immediate repayment in full of all amounts outstanding and foreclosing on the oil and gas properties mortgaged to our lender. Additionally, we cannot be certain that, if the lender demands immediate repayment of any amounts outstanding, we would be able to secure adequate or timely replacement financing on acceptable terms or at all.

Availability under our credit facility is based on a borrowing base which is subject to redetermination by our lenders. If our borrowing base is reduced, we may be required to repay amounts outstanding under our credit facility.

        In the event that we borrow under our credit facility, our ability to make payments due under our credit facility will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. In addition, our borrowing base is subject to semi-annual redetermination by our lender based on its valuation of our proved reserves and the lender's internal criteria. In the event the amount outstanding under our credit facility at any time exceeds the borrowing base at such time, we may be required to repay a portion of our outstanding borrowings on an accelerated basis. If we do not have sufficient funds on hand for repayment in such event, or to service our debt obligations generally, we may be required to seek a waiver or amendment from our lenders, refinance our credit facility, sell assets or sell additional shares of securities. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. In addition, our credit agreement may limit our ability to take certain of such actions. Failure to make the required repayment could result in a default under our credit facility. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully, or to comply with the covenants under our credit facility mentioned above, could materially adversely affect our business, results of operations and financial condition.

We may incur termination fees related to our drilling rig contracts, which could impair our working capital and have a material adverse effect on our business, operations and liquidity.

        We have three contracts currently in place for the use of drilling rigs. As of June 30, 2010, the estimated termination fees are approximately $1.8 million for the first rig contract that expires in September 2010, approximately $4.8 million for the second rig contract that expires in March 2012 and approximately $3.8 million for the third rig contract that expires in October 2011. If we incur any of these fees as a result of terminating one or more of the drilling rig contracts, our working capital could be impaired. Such event could accelerate the need we may have for additional capital funding and may adversely affect our ability to comply with our credit facility covenants and/or result in a decrease in our borrowing base, which could result in the acceleration of our debt repayment obligations. Any of such events could have a material adverse effect on our business, operations and liquidity.

We may not be able to successfully drill wells that produce oil or natural gas in commercially viable quantities.

        We cannot assure you that each well we drill will produce commercial quantities of oil and natural gas. The total cost of drilling, completing and operating a well is uncertain before drilling commences. Overruns in budgeted expenditures are a common risk that can make a particular project uneconomical. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling each well whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Our use of seismic data is subject to interpretation and may not accurately identify the presence of natural gas and oil. Further, many factors may curtail, delay or cancel drilling, including the following:

  •
  delays and restrictions imposed by or resulting from compliance with regulatory requirements;

  •
  pressure or irregularities in geological formations;

  •
  shortages of or delays in obtaining equipment and qualified personnel;

  •
  equipment failures or accidents;

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  adverse weather conditions;

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  reductions in oil and natural gas prices;

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  land title problems; and

  •
  limitations in the market for oil and natural gas.

        Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties. The occurrence of any of these events could negatively affect our ability to successfully drill wells that produce oil or natural gas in commercially viable quantities.

Our commodity derivative arrangements could result in financial losses or could reduce our earnings.

        From time to time, we enter into financial hedge arrangements (commodity derivative agreements) in order to manage our commodity price risk and to provide a more predictable cash flow from operations. We do not intend to designate our derivative instruments as hedges for accounting purposes. The fair value of our derivative instruments will be marked to market at the end of each quarter and the resulting unrealized gains or losses due to changes in the fair value of our derivative instruments will be recognized in current earnings. Accordingly, our earnings may fluctuate significantly as a result of changes in fair value of our derivative instruments.

        Our actual future production may be significantly higher or lower than we estimate at the time we enter into derivative contracts for such period. If the actual amount of production is higher than we estimated, we will have greater commodity price exposure than we intended. If the actual amount of production is lower than the notional amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows. Derivative instruments also expose us to the risk of financial loss in some circumstances, including when:

  •
  production is less than the volume covered by the derivative instruments;

  •
  the counter-party to the derivative instrument defaults on its contract obligations;

  •
  there is an increase in the differential between the underlying price in the derivative instrument and actual prices received; or

  •
  the steps we take to monitor our derivative financial instruments do not detect and prevent transactions that are inconsistent with the Company's risk management strategies.

        In addition, depending on the type of derivative arrangements we enter, the agreements could limit the benefit we would receive from increases in oil prices. We cannot assure you that the hedging transactions we have entered into, or will enter into, will adequately protect us from fluctuations in oil prices.

We intend to continue to place hedges on future production and if we encounter difficulties meeting that production, we may not realize the originally anticipated cash flows.

        To the extent that our oil production is less than the production required under our commodity derivative contracts, our cash flow may be adversely affected if energy prices rise above the prices for the forward-looking sales. In this case, we would be required to make payments to the purchaser of the forward-looking sale equal to the difference between the current commodity price and that in the sales contract multiplied by the physical volume of the shortfall. There is the risk that production estimates could be inaccurate or that unanticipated problems could cause the production to be less than the amount anticipated, causing us to make payments to the purchasers pursuant to the terms of the commodity derivative contracts.

We have historically incurred losses and cannot assure investors as to future profitability.

        We have historically incurred losses from operations during our history in the oil and natural gas business. As of June 30, 2010, we had a cumulative deficit of $104 million. While we have developed some of our properties, many of our properties are in the exploration stage, and to date we have established a limited volume of proved reserves on our properties. Our ability to be profitable in the future will depend on successfully implementing our acquisition, exploration, development and production activities, all of which are subject to many risks beyond our control. We cannot assure you that we will successfully implement our business plan or that we will achieve commercial profitability in the future. Even if we become profitable on an annual basis, we cannot assure you that our profitability will be sustainable or increase on a periodic basis. In addition, should we be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different from those in the financial statements included in our most recently filed annual report on Form 10-K for the year ended December 31, 2009, as amended, and quarterly report on Form 10-Q for the quarter ended June 30, 2010.

The actual quantities and present value of our proved reserves may be lower than we have estimated. In addition, the present value of future net revenues from our proved reserves will not necessarily be the same as the current market value of our estimated oil and natural gas reserves.

        Our most recently filed annual report on Form 10-K for the year ended December 31, 2009, as amended, contains estimates of our proved oil and natural gas reserves and the estimated future net revenues from these reserves. The December 31, 2009 reserve estimate was prepared by Netherland Sewell & Associates, Inc. The process of estimating oil and natural gas reserves is complex and requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Accordingly, these estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development and operating expenses, and quantities of recoverable oil and natural gas reserves most likely will vary from these estimates and vary over time. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

        You should not assume that the present value of future net revenues referred to in our annual report on Form 10-K is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on the un-weighted average of the closing prices during the first day of each of the twelve months preceding the end of the fiscal year. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any change in consumption by oil or natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of our oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor nor does it reflect discount factors used in the market place for the purchase and sale of oil and natural gas.

Our reserves and production will decline, and unless we replace our oil and natural gas reserves, our business, financial condition and results of operations will be adversely affected.

        Producing oil and natural gas reserves ultimately results in declining production that will vary depending on reservoir characteristics and other factors. Thus, our future oil and natural gas production and resulting cash flow and earnings are directly dependent upon our success in developing our current reserves and finding additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs.

Our business involves numerous operating hazards and exposure to significant weather and climate risks. We have not insured and cannot fully insure against all risks related to our operations, which could result in substantial claims for which we are underinsured or uninsured.

        We have not insured and cannot fully insure against all risks and have not attempted to insure fully against risks where coverage is prohibitively expensive. Our exploration, drilling and other activities are subject to risks such as:

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  adverse weather conditions, natural disasters and other environmental disturbances;

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  fires and explosions;

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  environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

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  abnormally pressured formations;

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  mechanical failures of drilling equipment;

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  personal injuries and death, including insufficient worker compensation coverage for third-party contractors who provide drilling services; and

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  acts of terrorism.

        In particular, our operations in North Dakota, Montana and Wyoming are conducted in areas subject to extreme weather conditions and often in difficult terrain. Primarily in the winter and spring, our operations are often curtailed because of cold, snow and wet conditions. Unusually severe weather could further curtail these operations, including drilling of new wells or production from existing wells, and depending on the severity of the weather, could have a material adverse effect on our business, financial condition and results of operations. In addition, weather conditions and other events could temporarily impair our ability to transport our oil and natural gas production.

        We do not carry business interruption insurance coverage. Losses and liabilities arising from uninsured and underinsured events, which could arise from even one catastrophic accident, could materially and adversely affect our business, results of operations and financial condition.

We have limited control over activities in properties we do not operate, which could reduce our production and revenues, affect the timing and amounts of capital requirements and potentially result in a dilution of our respective ownership interest in the event we are unable to make any required capital contributions.

        We do not operate all of the properties in which we have an interest. As a result, we may have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs. For all of the properties that are operated by others, we are dependent on their decision-making with respect to day-to-day operations over which we have little control. The failure of an operator of wells in which we have an interest to adequately perform operations, or an operator's breach of applicable agreements, could reduce production and revenues we receive from that well. The success and timing of our drilling and development activities on properties operated by others depend upon a number of factors outside of our control, including:

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  timing and amount of capital expenditures;

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  expertise and financial resources; and

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  inclusion of other participants.

        In particular, we are party to a joint venture agreement with a third party that relates to the development of certain of our properties in Dunn County, North Dakota. Pursuant to this agreement, we are required to pay 50% of the drilling expenses attributable to our joint venture's proportionate interest incurred in the area of mutual interest. In 2010, we allocated $12 million of our capital budget toward the payment of these drilling expenses. We have recently been advised by our joint venture partner that it intends to add a second drilling rig in 2011, which would require us to make significantly higher capital contributions to satisfy our proportionate share of the exploration costs. If such capital contributions are required, we may not be able to obtain the financing necessary to satisfy our obligations or we may have to reallocate our anticipated capital expenditure budget. In the event that we do not participate in future capital contributions with respect to this joint venture agreement or any other agreements relating to properties we do not operate, our respective ownership interest could be diluted.

We rely on independent experts and technical or operational service providers over whom we may have limited control.

        We use independent contractors to provide us with technical assistance and services. We rely upon the owners and operators of rigs and drilling equipment, and upon providers of field services, to drill and develop our prospects to production. In addition, we rely upon the services of other third parties to explore or analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. Our limited control over the activities and business practices of these providers, any inability on our part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially and adversely affect our business, results of operations and financial condition.

We depend on a limited number of customers for sales of our oil. We are exposed to credit risk if one or more of our significant customers becomes insolvent and fails to pay amounts owed to us. To the extent our customers cease to be creditworthy, our revenues could decline.

        During the year ended December 31, 2009, over 55% of our oil production was sold to one customer. We also sell our production to a number of other customers, and we believe that those customers, along with other purchasers, would purchase all or substantially all of our production in the event that our major customer curtailed its purchases. It is possible that one or more of our customers will become financially distressed and default on their obligations to the Company. Furthermore, bankruptcy of one or more of our customers, or some other similar procedure, might make it difficult for us to collect all or a significant portion of amounts owed by the customers. Our inability to collect our accounts receivable could have a material adverse effect on our results of operations.

        The concentration of credit risk in a single industry affects our overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. Although we have not been directly affected, we are aware that some refiners have filed for bankruptcy protection, which has caused the affected producers to not receive payment for the production that was delivered. If economic conditions continue to deteriorate, it is likely that additional, similar situations will occur which will expose us to added risk of not being paid for oil or natural gas that we deliver. We do not obtain credit protections such as letters of credit, guarantees or prepayments from our purchasers. We are unable to predict what impact the financial difficulties of any of our purchasers may have on our future results of operations and liquidity.

Our interests are held in the form of leases that we may be unable to retain and the title to our properties may be defective.

        Our properties are held under leases and working interests in leases. Generally, the leases we are a party to provide for a fixed term, but contain a provision that allows us to extend the term of the lease so long as we are producing oil or natural gas in quantities to meet the required payments under the lease. If we or the holder of a lease fails to meet the specific requirements of the lease regarding delay rental payments, continuous production or development, or similar terms, portions of the lease may terminate or expire. There can be no assurance that any of the obligations required to maintain each lease will be met. The termination or expiration of our leases or the working interests relating to leases may reduce our opportunity to exploit a given prospect for oil and natural gas production and thus have a material adverse effect on our business, results of operation and financial condition.

        It is our practice in acquiring oil and natural gas leases or interests in oil and natural gas leases not to undergo the expense of retaining lawyers to fully examine the title to the interest to be placed under lease or already placed under lease. Rather, we rely upon the judgment of oil and natural gas lease brokers or landmen who actually do the field work in examining records in the appropriate governmental office before attempting to place under lease a specific interest. We believe that this practice is widely followed in the oil and natural gas industry.

        Prior to drilling a well for oil and natural gas, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to hire a lawyer to examine the title to the unit within which the proposed oil and natural gas well is to be drilled. Frequently, as a result of such examination, curative work must be done to correct deficiencies in the marketability of the title. The work entails expense and might include obtaining an affidavit of heirship or causing an estate to be administered. The examination made by the title lawyers may reveal that the oil and natural gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and natural gas lease or leases may be lost.

Properties that we acquire may not produce oil or natural gas as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses. Our large inventory of undeveloped acreage and large percentage of undeveloped proved reserves may create additional economic risk.

        One of our growth strategies is to pursue selective acquisitions of undeveloped leaseholder oil and natural gas reserves. If we choose to pursue an acquisition, we will perform a review of the target properties that we believe is consistent with industry practices. However, these reviews are inherently incomplete. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. We may not perform an inspection on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we may not be able to obtain effective contractual protection against all or part of those problems, and we may assume environmental and other risks and liabilities in connection with the acquired properties.

        Our success is largely dependent upon our ability to develop our large inventory of future drilling locations, undeveloped acreage and undeveloped reserves. As of December 31, 2009, approximately 68% of our total proved reserves were undeveloped. To the extent our drilling results are not as successful as we anticipate, natural gas and oil prices decline, or sufficient funds are not available to drill these locations and reserves, we may not capture the expected or projected value of these properties. In addition, delays in the development of our reserves or increases in costs to drill and develop such reserves will reduce the PV-10 value of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic.

We depend on our key management personnel and technical experts and the loss any of these individuals could adversely affect our business.

        If we lose the services of our key management personnel, technical experts or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We have assembled a team of engineers and geologists who have considerable experience in applying advanced horizontal drilling and completion technology to explore for and to develop oil and natural gas. We depend upon the knowledge, skill and experience of these experts to assist us in improving the performance and reducing the risks associated with our participation in oil and natural gas exploration and development projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management.

Our officers and directors may become subject to conflicts of interest.

        Some of our directors and officers may also become directors, officers, contractors, shareholders or employees of other companies engaged in oil and natural gas exploration and development. To the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will declare his interest and abstain from voting for or against the approval of such participation or such terms. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time, several companies may participate in the acquisition, exploration and development of oil and natural gas properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. A particular company may assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

        In accordance with the laws of the Yukon Territory, our directors are required to act honestly, in good faith and in the best interests of our company. In determining whether or not we will participate or acquire an interest in a particular program, our officers will primarily consider the potential benefits to our company, the degree of risk to which we may be exposed and our financial position at the time.

Exploratory drilling is a speculative activity that may not result in commercially productive reserves and may require expenditures in excess of budgeted amounts.

        Our future rate of growth greatly depends on the success of our exploratory drilling program. Exploratory drilling involves a higher degree of risk that we will not encounter commercially productive oil or natural gas reservoirs than developmental drilling. We may not be successful in our future drilling activities because, even with the use of advanced horizontal drilling and completion techniques, 3-D seismic and other advanced technologies, exploratory drilling is a speculative activity.

Marketing and transportation constraints in the Williston Basin could adversely affect our operations and result in significant fluctuations in our realized prices for oil and, to a lesser extent, natural gas.

        We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future. In particular, the Williston Basin crude oil marketing and transportation environment has historically been characterized by periods when oil production has surpassed local transportation and refining capacity. These factors could force us to shut-in producing wells, delay the commencement of production, or discontinue development plans for some of our properties. In addition, these factors have resulted, and could continue to result, in substantial discounts in the price received for crude oil compared to benchmark prices, such as the West Texas Intermediate crude oil prices. The persistence of such constraints could have a material adverse effect on our financial condition and results of operations.

We are subject to the risks associated with our prior business activities.

        Additional risks may exist because of our prior business activities. Prior to current management's acquisition of control of substantially all of our common stock, we engaged in a number of businesses, including mining operations and marketing of fire retardant operations. For a period of years prior to current management's acquisition of control of us, we had no business operations. Although current management performed a due diligence review, we may still be exposed to undisclosed liabilities, including environmental liabilities, resulting from the prior operations of our company and we could incur losses, damages or other costs as a result.

Our competitors include larger, better financed and more experienced companies.

        The oil and natural gas industry is intensely competitive, and we must compete against larger companies that may have greater financial and technical resources than us and substantially more experience in our industry. Their competitive advantages may negatively impact our ability to acquire prospective properties, develop reserves, attract and retain quality personnel and raise capital. Their competitive advantages may also better enable our competitors to sustain the impact of higher exploration and production costs, oil and natural gas price volatility, productivity variances among properties, overall industry cycles and other factors related to our industry.

Operations on the Fort Berthold Indian Reservation of the Three Affiliated Tribes in North Dakota are subject to various federal and tribal regulations and laws, any of which may increase our costs and delay our operations.

        Various federal agencies within the U.S. Department of the Interior, particularly the Minerals Management Service and the Bureau of Indian Affairs, along with the Three Affiliated Tribes, promulgate and enforce regulations pertaining to operations on the Fort Berthold Indian Reservation. In addition, the Three Affiliated Tribes is a sovereign nation having the right to enforce laws and regulations independent from federal, state and local statutes and regulations. These tribal laws and regulations include various taxes, fees and other conditions that apply to lessees, operators and contractors conducting operations on Native American tribal lands. Lessees and operators conducting operations on tribal lands are generally subject to the Native American tribal court system. One or more of these factors may increase our costs of doing business on the Fort Berthold Indian Reservation and may have an adverse impact on our ability to effectively transport products within the Fort Berthold Indian Reservation or to conduct our operations on such lands.

Our level of indebtedness may increase and reduce our financial flexibility.

        As of the date of this prospectus, we do not have any outstanding debt. In the future, we may incur significant indebtedness in order to make future acquisitions or to develop our properties.

        Our level of indebtedness could affect our operations in several ways, including the following:

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  a significant portion of our cash flows could be used to service our indebtedness;

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  a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

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  the covenants contained in the agreements governing our outstanding indebtedness will limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

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  a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

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  our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

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  a high level of debt may make it more likely that a reduction in our borrowing base following a periodic redetermination could require us to repay a portion of our then outstanding bank borrowings; and

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  a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

        A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

        In addition, our bank borrowing base is subject to periodic redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. If we are forced to do so, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

We may be subject to risks in connection with acquisitions and the integration of significant acquisitions may be difficult.

        We periodically evaluate acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of producing properties requires an assessment of several factors, including:

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  recoverable reserves;

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  future oil and natural gas prices and their appropriate differentials;

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  development and operating costs; and

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  potential environmental and other liabilities.

        The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an "as is" basis.

        Significant acquisitions and other strategic transactions may involve other risks, including:

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  diversion of our management's attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

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  challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

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  difficulty associated with coordinating geographically separate organizations; and

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  challenge of attracting and retaining personnel associated with acquired operations.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

If we fail to realize the anticipated benefits of a significant acquisition, our results of operations may be lower than we expect.

        The success of a significant acquisition will depend, in part, on our ability to realize anticipated growth opportunities from combining the acquired assets or operations with those of ours. Even if a combination is successful, it may not be possible to realize the full benefits that we may expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame. Anticipated benefits of an acquisition may be offset by operating losses relating to changes in commodity prices, or in oil and natural gas industry conditions, or by risks and uncertainties relating to the exploratory prospects of the combined assets or operations, or an increase in operating or other costs or other difficulties. If we fail to realize the benefits we anticipate from an acquisition, our results of operations may be adversely affected.

Risks Relating to Our Industry

Oil and natural gas prices are volatile. A substantial or extended decline in oil prices and, to a lesser extent, natural gas prices, could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

        Historically, the markets for natural gas and oil have been volatile and they are likely to continue to be volatile. As with most other companies involved in resource exploration and development, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sales of oil or natural gas. Our focus on exploration activities therefore exposes us to greater risks than are generally encountered in later-stage oil and natural gas property development companies.

        The economic success of any drilling project will depend on numerous factors, including:

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  our ability to drill, complete and operate wells;

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  our ability to estimate the volumes of recoverable reserves relating to individual projects;

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  rates of future production;

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  future commodity prices; and

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  investment and operating costs and possible environmental liabilities.

        Wide fluctuations in natural gas and oil prices may result from relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and other factors that are beyond our control, including:

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  worldwide and domestic supplies of natural gas and oil;

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  weather conditions;

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  the level of consumer demand;

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  the price and availability of alternative fuels;

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  the proximity and capacity of natural gas pipelines and other transportation facilities;

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  the price and level of foreign imports;

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  domestic and foreign governmental regulations and taxes;

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  the nature and extent of regulation relating to carbon dioxide and other greenhouse gas emissions;

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  the actions of the Organization of Petroleum Exporting Countries;

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  political instability or armed conflict in oil-producing regions; and

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  overall domestic and global economic conditions.

        Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

        Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for oil and, to a lesser extent, natural gas, that we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. In addition, we may need to record asset carrying value write-downs if prices fall, as was the case in 2008 and 2007. A significant decline in the prices of natural gas or oil could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Oil and natural gas are commodities subject to price volatility based on many factors outside the control of producers, and low prices may make properties uneconomic for future production.

        Oil and natural gas are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices a producer may expect and its level of production depend on numerous factors beyond its control, such as:

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  changes in global supply and demand for oil and natural gas;

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  economic conditions in the United States and Canada;

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  the actions of the Organization of Petroleum Exporting Countries;

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  government regulation;

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  the price and quantity of imports of foreign oil and natural gas;

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  political conditions, including embargoes, in oil- and natural gas-producing regions;

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  the level of global oil and natural gas inventories;

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  weather conditions;

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  technological advances affecting energy consumption; and

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  the price and availability of alternative fuels.

        Lower oil and natural gas prices may not only decrease revenues on a per unit basis, but also may reduce the amount of oil and natural gas that can be economically produced. Lower prices will also negatively affect the value of proved reserves.

        To attempt to reduce our price risk, in 2010, we implemented a strategy to hedge a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in the prices of or demand for oil would have a material adverse effect on our financial condition and results of operations.

Lower oil and natural gas prices may cause us to record ceiling test write-downs.

        We use the full cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a "full cost ceiling" which is based upon the present value of estimated future net cash flows from proved reserves, including the effect of hedges in place, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If at the end of any fiscal period we determine that the net capitalized costs of oil and natural gas properties exceed the full cost ceiling, we must charge the amount of the excess to earnings in the period then ended. This is called a "ceiling test write-down." This charge does not impact cash flow from operating activities, but does reduce our net income and stockholders' equity. During 2009 and 2008, we recognized approximately $0 and $47.5 million, respectively, in ceiling test write-downs. We may recognize write-downs in the future if commodity prices continue to decline or if we experience substantial downward adjustments to our estimated proved reserves.

Conducting operations in the oil and natural gas industry subjects us to complex laws and regulations that can have a material adverse effect on the cost, manner and feasibility of doing business.

        Companies that explore for and develop, produce and sell oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax and environmental laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state and local agencies. If these permits are not issued or unfavorable restrictions or conditions are imposed on our drilling activities, we may not be able to conduct our operations as planned. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

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  water discharge and disposal permits for drilling operations;

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  drilling bonds;

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  drilling permits;

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  reports concerning operations;

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  air quality, noise levels and related permits;

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  spacing of wells;

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  rights-of-way and easements;

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  unitization and pooling of properties;

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  gathering, transportation and marketing of oil and natural gas;

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  taxation; and

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  waste transport and disposal permits and requirements.

        Failure to comply with these laws may result in the suspension or termination of operations and subject us to liabilities and administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our business, financial condition and results of operations.

The adoption of derivatives legislation by Congress could have an adverse impact on our ability to hedge risks associated with our business.

        In 2010, we implemented a strategy to hedge a portion of our crude oil and natural gas production. Congress is currently considering legislation to impose restrictions on certain transactions involving derivatives, which could affect the use of derivatives in hedging transactions. The proposed legislation contains provisions that would prohibit private energy commodity derivative and hedging transactions by expanding the power of the Commodity Futures Trading Commission, or CFTC, to regulate derivative transactions related to energy commodities, including natural gas and oil, and to mandate clearance of such derivative contracts through registered derivative clearing organizations. Under the proposed legislation, the CFTC's expanded authority over energy derivatives would terminate upon the adoption of general legislation covering derivative regulatory reform. The CFTC is considering whether to set limits on trading and positions in commodities with finite supply, particularly energy commodities, such as crude oil, natural gas and other energy products. The CFTC also is evaluating whether position limits should be applied consistently across all markets and participants. Although it is not possible at this time to predict whether or when Congress may act on derivatives legislation, any laws or regulations that may be adopted that subject us to additional capital or margin requirements relating to, or additional restrictions on, our trading and commodity positions could have an adverse effect on our ability to hedge risks associated with our business or on the cost of our hedging activity.

Our operations are subject to environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

        Our oil and natural gas exploration and production operations are subject to stringent and complex federal, state, local and tribal laws and regulations governing health and safety aspects of our operations, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations include, but are not limited to, the federal Clean Water Act, as amended by the Oil Pollution Act, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Safe Drinking Water Act, the Occupational Safety and Health Act and their state counterparts and similar statutes, which provide for civil, criminal and administrative penalties and other sanctions for violation of their requirements.

        These laws and regulations may impose numerous obligations on us and our operations including by requiring us to obtain permits before conducting drilling or underground injection activities; restricting the types, quantities and concentration of materials that we can release into the environment; limiting or prohibiting drilling activities on certain lands lying within wilderness, wetlands and other protected areas; subjecting us to specific health and safety requirements addressing worker protection; imposing substantial liabilities on us for pollution resulting from our operations; and requiring us to organize and report information about the hazardous materials we use in our operations to employees, state and local government authorities and local citizens. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, and their interpretation and enforcement of these laws, regulations and permits have tended to become more stringent over time. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil or criminal penalties; the imposition of investigatory, remedial or monitoring obligations; and the issuance of injunctions limiting or prohibiting some or all of our operations.

        There is inherent risk of incurring significant environmental costs and liabilities in the performance of our operations because of our handling of petroleum hydrocarbons and wastes; air emissions and wastewater discharges related to our operations; our ownership, lease or operation of real property; and historical industry operations and waste disposal practices. Under certain environmental laws and regulations, we could be subject to strict, joint and several liability for the removal or remediation of contamination at properties we currently own, lease or operate or have owned, leased or operated in the past. These laws often impose liability even if the owner, lessee or operator was not responsible for the contamination, or the contamination resulted from actions taken in compliance with all applicable laws in effect at the time. Private parties, including the owners of properties upon which our wells are drilled and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may bring claims against us for property damage or personal injury, including as a result of exposure to hazardous materials, or to enforce compliance with, or seek damages under, applicable environmental laws and regulations. In addition, the risk of accidental spills or releases could expose us to significant liabilities that could have a material adverse effect on our financial condition or results of operations. Changes in environmental laws and regulations occur frequently, and such changes could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our own results of operations, competitive position or financial condition. We may not be able to recover some or any of these costs from insurance.

The regulations of "over-the-counter" derivatives introduced by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") could adversely impact our hedging strategy.

        Through its comprehensive new regulatory regime for derivatives, the Dodd-Frank Act will impose mandatory clearing, exchange-trading and margin requirements on many derivatives transactions (including formerly unregulated over-the-counter derivatives) in which we may engage. The Dodd-Frank Act also creates new categories of regulated market participants who will be subject to significant new capital, registration, recordkeeping, reporting, disclosure, business conduct and other regulatory requirements. The details of these requirements and the parameters of these categories remain to be clarified through rulemaking and interpretations by the CFTC, the SEC, the Federal Reserve and other regulators in a regulatory implementation process, which is expected to take a year or more to complete.

        Nonetheless, based on information available as of the date of this prospectus, the possible effect of the Dodd-Frank Act will be to increase our overall costs of entering into derivatives transactions. In particular, new margin requirements, position limits and capital charges, even if not directly applicable to us, may cause an increase in the pricing of derivatives transactions sold by market participants to whom such requirements apply. Administrative costs, due to new requirements such as registration, recordkeeping, reporting, and compliance, even if not directly applicable to us, may also be reflected in higher pricing of derivatives. New exchange-trading and trade reporting requirements may lead to reductions in the liquidity of derivative transactions, causing higher pricing or reduced availability of derivatives, adversely affecting the performance of our hedging strategies.

        The Dodd-Frank Act could result in the cost of executing our hedging strategy increasing significantly, which could potentially result in an undesirable decrease in the amount of oil production we hedge. If our hedging costs increase and we are required to post cash collateral, our business would be adversely affected as a result of reduced cash flow and reduced liquidity. Additionally, in the event that we hedge lower quantities in response to higher hedging costs and increased margin requirements, our exposure to changes in commodity prices would increase, which could result in decreased cash flows.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

        Congress is currently considering legislation to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, such legislation, if adopted, or similar requirements at the state or local level, could lead to operational delays or increased operating costs and could result in additional regulatory burdens, making it more difficult to perform hydraulic fracturing and increasing our costs of compliance and doing business.

Changes in tax laws may impair our results of operations and adversely impact the value of our common stock.

        In February 2009, the Obama administration released its budget proposals for the fiscal year 2010, which included numerous proposed tax changes. In April 2009, legislation was introduced to further these objectives, and in February 2010, the Obama administration released similar budget proposals for the fiscal year 2011. Among the changes contained in the budget proposals is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain U.S. production activities and (iv) the repeal of the passive loss exception for working interests in oil and gas properties. It is not possible at this time to predict how legislation or new regulations that may be adopted to address these proposals would impact our business, but any such future laws and regulations could adversely affect the amount of our taxable income or loss and could have a negative impact on the value of our common stock.

Exploration and drilling operations are subject to significant environmental regulation, including those related to climate and emission of "greenhouse gases," which may increase costs or limit our ability to develop our properties.

        We may encounter hazards incident to the exploration and development of oil and natural gas properties, such as accidental spills or leakage of petroleum liquids and other unforeseen conditions. We may be subject to liability for pollution and other damages due to hazards that we cannot insure against due to prohibitive premium costs or for other reasons. Governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in some areas.

        Existing and possible future environmental legislation, regulations and actions, including those related to climate and emissions of "greenhouse gases," could give rise to additional expenses, capital expenditures, restrictions and delays in our activities, the extent of which we cannot predict. In addition, climate change laws and regulations may adversely affect demand for the fossil fuels we produce, including by increasing the cost of combusting fossil fuels and by creating incentives for the use of alternative fuels and energy. Regulatory requirements and environmental standards are subject to constant evaluation and may be significantly increased, which could materially and adversely affect our business or our ability to develop our properties on an economically feasible basis. Before development and production can commence on any properties, we must obtain regulatory and environmental approvals. We cannot assure you that we will obtain such approvals on a timely basis or at all. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of our operations and preclude entirely the economic development of a specific property.

The oil and natural gas industry is subject to significant competition, which may increase costs or otherwise adversely affect our ability to compete.

        Oil and natural gas exploration is intensely competitive and involves a high degree of risk. In our efforts to acquire oil and natural gas producing properties, we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also conduct refining and petroleum marketing operations on a worldwide basis. Our ability to compete for oil and natural gas producing properties will be affected by the amount of funds available to us, information available to us and any standards established by us for the minimum projected return on investment. Our products will also face competition from alternative fuel sources and technologies.

Our operations and demand for our products are affected by seasonal factors, which may lead to fluctuations in our operating results.

        Our operating results are likely to vary due to seasonal factors. Demand for oil and natural gas products will generally increase during the winter because they are often used as heating fuels. The amount of such increased demand will depend to some extent upon the severity of winter. Because of the seasonality of our business and continuous fluctuations in the prices of our products, our operating results are likely to fluctuate from period to period.

The lack of availability or high cost of drilling rigs, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

        Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies tend to increase, in some cases substantially. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases within a geographic area. If increasing levels of exploration and production result in response to strong prices of oil and natural gas, the demand for oilfield services will likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, insurance or qualified personnel were particularly severe in the areas in which we operate, we could be materially and adversely affected.

Risks Relating to Our Common Stock

Future sales or other issuances of our common stock could depress the market for our common stock.

        We may seek to raise additional funds through one or more public offerings of our common stock, in amounts and at prices and terms determined at the time of the offering. Any sales of large quantities of our common stock could reduce the price of our common stock, and, to the extent that we raise additional capital by issuing equity securities, our existing stockholders' ownership will be diluted.

Our common stock has a limited trading history and has experienced price and volume volatility.

        Our common stock has been trading on the NYSE Amex since June 21, 2006. Prior to listing on the NYSE Amex, our common stock traded on the TSX Venture Exchange, or TSX-V, beginning September 28, 2001. The price of our common stock may be impacted by any of the following, some of which may have little or no relation to our company or industry:

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  the breadth of our stockholder base and extent to which securities professionals follow our common stock;

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  investor perception of our Company and the oil and natural gas industry, including industry trends;

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  domestic and international economic and capital market conditions, including fluctuations in commodity prices;

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  responses to quarter-to-quarter variations in our results of operations;

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  announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;

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  additions or departures of key personnel;

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  sales or purchases of our common stock by large stockholders or our insiders;

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  accounting pronouncements or changes in accounting rules that affect our financial reporting; and

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  changes in legal and regulatory compliance unrelated to our performance.

        In addition, the stock market in general and the market for natural gas and oil exploration companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating results or asset values of those companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Furthermore, our credit facility with our lender prohibits us from paying dividends with respect to our common stock. Accordingly, investors may only see a return on their investment if the value of our securities appreciates.

Our constating documents permit us to issue an unlimited number of shares without shareholder approval.

        Our Articles of Continuation permit us to issue an unlimited number of shares of our common stock. Subject to the requirements of any exchange on which we may be listed, we will not be required to obtain the approval of shareholders for the issuance of additional shares of our common stock. In 2005, we issued 20,671,875 shares of our common stock for net proceeds of $17,879,673. In 2006, we issued 31,589,268 shares of our common stock for net proceeds of $83,209,451. In 2008, we issued 6,820,000 shares of our common stock for net proceeds of $17,471,488. In 2009, we issued 23,400,000 shares of our common stock for net proceeds of $35,731,122. In 2010, we issued 28,750,000 shares of our common stock for net proceeds of $74,109,375. Any further issuances of shares of our common stock from our treasury will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

        No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. We have several stockholders that hold a significant number of shares of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale, including by one or more of our significant stockholders or shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock, could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Risks Relating to our Debt Securities

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities or to sell any such debt securities at a price that you deem sufficient.

        Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any debt securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

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  that a market for any series of debt securities will develop or continue;

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  as to the liquidity of any market that does develop; or

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  as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

Holders of debt securities may be structurally subordinated to the creditors of our subsidiary.

        Currently, our subsidiary conducts substantially all of our operations and owns substantially all of our operating assets. As a result, our ability to make required payments on our debt securities depends on the performance of our subsidiary and its ability to distribute funds to us. The ability of our subsidiary to make distributions to us may be restricted by, among other things, contractual provisions and applicable state laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of our debt securities or to repurchase our debt securities upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of our debt securities. We cannot assure you that we would be able to refinance our debt securities.

A holder's right to receive payments on the debt securities is effectively subordinate to the rights of any existing and future secured creditors. Further, any guarantee of senior debt securities by a subsidiary guarantor, if any, is effectively subordinated to the subsidiary guarantor's existing and future secured indebtedness.

        Holders of our secured indebtedness and the secured indebtedness of a subsidiary guarantor, if applicable, will have claims that are prior to the claims of holders of the senior debt securities to the extent of the value of the assets securing that other indebtedness. The senior debt securities will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior debt securities. As a result, holders of senior debt securities may receive less, ratably, than holders of secured indebtedness.

        In addition, a subsidiary will be permitted to incur additional indebtedness under the indenture governing the debt securities sold pursuant to this prospectus. As a result, holders of such debt securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness of a subsidiary. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities and holders of indebtedness or guarantees issued by our subsidiaries, will generally have priority as to the assets of our subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the debt securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the debt securities to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

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  was insolvent or rendered insolvent by reason of such incurrence;

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  was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if, at the relevant time, the sum of its debts and other liabilities, including contingent liabilities, was greater than the sum of its assets at a fair valuation, and a guarantor that was generally not then paying its debts as they became due would be presumed to be insolvent.

USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes. General corporate purposes may include:

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  providing working capital;

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  funding capital expenditures;

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  acquisitions; or

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  repaying debt.

        We will set forth in the applicable prospectus supplement our intended use for the net proceeds from the sale of any securities. Pending application, we may temporarily invest the net proceeds that we receive from those sales or use the net proceeds to repay short-term debt.

 SUMMARY HISTORICAL FINANCIAL DATA

        This section presents our summary consolidated financial data and should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in "Item 8. Financial Statements and Supplementary Data" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended. Additionally, the summary financial data for the six months ended June 30, 2010 should be read in conjunction with our interim financial statements and related notes included in "Item 1. Financial Statements" and with "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements.

        We derived the statement of operations data and statement of cash flows data for the years ended December 31, 2009, 2008 and 2007 and the six months ended June 30, 2010, and balance sheet data as of December 31, 2009 and 2008 and as of June 30, 2010 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and from our unaudited interim financial statements included in our Quarterly Report on From 10-Q for the quarter ended June 30, 2010.

        The following table provides a summary of our historical income statement data:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2009	2008	2007	2010	2009
Income Statement Data:
Revenues:
Gas production	$625,360	$1,371,822	$1,053,331	$432,095	$411,803
Oil production	10,651,698	5,396,781	6,764,017	11,409,501	2,356,066
Unrealized gain (loss) on risk management activities	—	—	—	47,487	—
Interest & other	60,651	196,187	1,503,029	16,158	36,520

Total revenue	$11,337,709	$6,964,790	$9,320,377	$11,905,241	$2,804,389
Cost and expenses, excluding impairment
Oil and gas production	$2,220,382	$3,578,580	$1,757,717	$2,729,695	$492,203
Depletion, depreciation, amortization and accretion	3,158,433	4,172,077	5,206,631	2,850,556	887,794
General and administrative	8,522,192	8,212,197	6,541,919	4,708,404	3,590,153

Total costs and expenses	$13,901,007	$15,962,854	$13,506,267	$10,288,655	$4,970,150
Asset impairment	—	47,500,000	34,000,000	—	—
Interest expense	—	—	—	14,689	—
Net income (loss)	(2,563,298)	(56,498,064)	(38,185,890)	1,601,897	(2,165,761)
Basic weighted-average common shares outstanding	103,688,733	90,739,316	87,742,996	119,137,589	97,696,724
Diluted weighted-average common shares outstanding	103,688,733	90,739,316	87,742,996	120,603,115	97,696,724
Basic and diluted net income (loss) per common share	$(0.02)	(0.62)	$(0.44)	$0.01	$(0.02)

        The following table provides a summary of our historical balance sheet data:

	As of December 31,		For the Six Months Ended June 30,
	2009	2008	2010	2009
Balance Sheet Data:
Cash and cash equivalents	$24,885,546	$7,581,265	$4,380,344	$3,821,907
Total current assets	37,005,416	20,654,933	22,948,988	15,915,402
Net oil and gas properties	42,236,077	17,842,773	66,537,522	29,747,016
Other long-term assets	441,531	518,773	797,058	220,371
Total assets	79,683,024	39,016,479	90,283,568	45,882,789
Long-term debt	0	0	5,000,000	0
Current liabilities	8,694,432	5,231,075	10,215,864	5,607,044
Stockholders' equity	69,928,382	32,998,224	73,688,757	39,299,719

 DILUTION

        We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

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  the net tangible book value per share of our equity securities before and after the offering;

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  the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

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  the amount of the immediate dilution from the public offering price that will be absorbed by such purchasers.

 GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL LAWS

Regulation of Oil and Gas Operations

        Our oil and natural gas exploration, production and related operations, when developed, are subject to extensive laws and regulations promulgated by federal, state, tribal and local authorities and agencies. These law and regulations often require permits for drilling operations, drilling bonds and reports concerning operations, and impose other requirements relating to the exploration for and production of oil and natural gas. Many of the laws and regulations regulate the location of wells, the method of drilling and casing wells, the plugging and abandoning of wells, the restoration of properties upon which wells are drilled, temporary storage tank operations, air emissions from flaring, compression, the construction and use of access roads, sour gas management and the disposal of fluids used in connection with operations.

        Our operations are also subject to various conservation laws and regulations. These laws and regulations govern the size of drilling and spacing units or proration units, the density of wells that may be drilled in oil and natural gas properties and the unitization or pooling of natural gas and oil properties. In this regard, some states allow the forced pooling or integration of lands and leases to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is primarily or exclusively voluntary, it may be more difficult to form units and therefore more difficult to develop a project if the operator owns less than 100% of the leasehold. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas, and impose specified requirements regarding the ratability of production. On some occasions, tribal and local authorities have imposed moratoria or other restrictions on exploration and production activities that must be addressed before those activities can proceed.

        The failure to comply with any such laws and regulations can result in substantial penalties. In addition, the effect of all these laws and regulations may limit the amount of oil and natural gas we can produce from our wells and may limit the number of wells or the locations at which we can drill. The increasing regulatory burden on the oil and natural gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are in substantial compliance with current applicable laws and regulations relating to our oil and gas operations, we are unable to predict the future cost or impact of complying with such laws and regulations because such laws and regulations are frequently amended or reinterpreted. We may be required to make significant expenditures to comply with governmental laws and regulations, which could have a material adverse effect on our business, financial condition and results of operations.

Environmental Regulation

        Our operations and properties are subject to extensive and changing federal, state, tribal and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and we expect that this trend will continue. These laws and regulations:

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  require the acquisition of permits or other authorizations before construction, drilling and certain other activities;

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  require environmental reviews and assessments of proposed actions prior to the issuance of permits or the granting of governmental approvals;

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  limit or prohibit construction, drilling and other activities on specified lands within wilderness and other protected areas; and

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  impose substantial liabilities for pollution resulting from our operations.

        The various environmental permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. We believe that we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general.

        The Comprehensive Environmental, Response, Compensation, and Liability Act, or CERCLA, and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. . It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum-related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on drilling and production sites long after operations on such sites have been completed. Other statutes relating to the storage and handling of pollutants include the Oil Pollution Act of 1990, or OPA, which requires certain owners and operators of facilities that store or otherwise handle oil to prepare and implement spill response plans relating to the potential discharge of oil into surface waters. The OPA, contains numerous requirements relating to prevention of, reporting of, and response to oil spills into waters of the United States. State laws mandate oil cleanup programs with respect to contaminated soil. A failure to comply with OPA's requirements or inadequate cooperation during a spill response action may subject a responsible party to civil or criminal enforcement actions.

        The Endangered Species Act, or ESA, seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, or destroy or modify the critical habitat of such species. Under the ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. The ESA has been used to prevent or delay drilling activities and provides for criminal penalties for willful violations of its provisions. Other statutes that provide protection to animal and plant species and that may apply to our operations include, without limitation, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act. Although we believe that our operations are in substantial compliance with these statutes, any change in these statutes or any reclassification of a species as threatened or endangered or re-determination of the extent of "critical habit" could subject us to significant expenses to modify our operations or could force us to discontinue some operations altogether.

        The National Environmental Policy Act, or NEPA, requires a thorough review of the environmental impacts of "major federal actions" and a determination of whether proposed actions on federal and certain Indian lands would result in "significant impact." For purposes of NEPA, "major federal action" can be something as basic as issuance of a required permit. For oil and gas operations on federal and certain Indian lands or requiring federal permits, NEPA review can increase the time for obtaining approval and impose additional regulatory burdens on the natural gas and oil industry, thereby increasing our costs of doing business and our profitability.

        The Clean Water Act, or CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (EPA) or an analogous state agency. The CWA regulates storm water run-off from oil and natural gas facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges for oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

        The Safe Drinking Water Act, or SDWA, and the Underground Injection Control (UIC) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal well. Violation of these regulations and/or contamination of groundwater by oil and natural gas drilling, production, and related operations may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

        The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including oil and gas operations. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, the EPA has promulgated more stringent regulations governing emissions of toxic air pollutants from sources in the oil and gas industry, and these regulations may increase the costs of compliance for some facilities.

        Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production. Many state governments have enacted legislation directed at controlling greenhouse gas emissions, and future state and federal legislation and regulation could impose additional restrictions or requirements in connection with our operations and favor use of alternative energy sources, which could increase operating costs and demand for oil products. As such, our business could be materially adversely affected by domestic and international legislation targeted at controlling climate change.

 DESCRIPTION OF COMMON STOCK

        We are authorized to issue an unlimited number of shares of common stock. As of September 17, 2010 there were 148,360,910 shares of our common stock issued and outstanding. Our common stock is traded on the NYSE Amex under the symbol "KOG."

        Holders of our common stock are entitled to receive any dividends that may from time to time be declared by our board of directors. See "Risk Factors—Risks Relating to Our Common Stock." We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. Holders of our common stock are entitled to one vote per share on all matters brought to a vote of the shareholders. Because holders of our common stock do not have cumulative voting rights, the holders of a majority of our common stock represented at a meeting can select all of the directors. At least two persons must be present in person, each being a shareholder entitled to vote or a duly appointed proxy for an absent shareholder so entitled and together holding or representing by proxy not less than 5% of the outstanding shares of the Company to satisfy the quorum requirement under our governing articles.

        Holders of our common stock have no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions for the common stock, nor is the common stock subject to calls or assessments by us. All shares of our common stock outstanding on the date of this prospectus have been legally issued and are fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share equally, share-for-share, in the assets of the Company available for distribution after payment to all our creditors.

        The Transfer Agent and Registrar for the common stock is Computershare Investor Services Inc.

DESCRIPTION OF DEBT SECURITIES

        We will issue our debt securities under an indenture among us, as issuer, the Trustee and our subsidiary, named as a co-registrant, or the Subsidiary Guarantor. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. We, the Trustee and the Subsidiary Guarantor may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions. The identity of the Trustee, and the Subsidiary Guarantor, will be set forth in a prospectus supplement that we will issue related to this prospectus that will describe the specific terms of any series of debt securities that we may issue that are covered by this prospectus.

        This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of senior indenture and subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which we may issue a series of debt securities. All references in this description to "we," "our" or "us" are to Kodiak Oil & Gas Corp. and not to any of its subsidiaries.

The Debt Securities

        Any series of debt securities that we issue:

  •
  will be our general obligations;

  •
  will be general obligations of the Subsidiary Guarantor, if any, that guarantee that series; and

  •
  may be subordinated to our senior indebtedness, with any guarantees also being subordinated to any senior indebtedness.

        The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

        We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the debt securities may be issued;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

  •
  the dates on which the principal and premium, if any, of the debt securities will be payable;

  •
  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any conversion or exchange provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantor;

  •
  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

  •
  any changes to or additional Events of Default or covenants;

  •
  the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

  •
  any other terms of the debt securities.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

  •
  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

  •
  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

        At our option, we may make interest payments by check mailed to the registered holders of any debt securities not in global form or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Subsidiary Guarantees

        Our payment obligations under any series of debt securities may be guaranteed by our Subsidiary Guarantor. If a series of debt securities is so guaranteed, the Subsidiary Guarantor will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will identify the Subsidiary Guarantor and will describe the terms of any guarantee by the Subsidiary Guarantor.

        Kodiak Oil & Gas Corp. has no independent assets or operations, the Subsidiary Guarantees will be full and unconditional and joint and several, and Kodiak Oil & Gas Corp. does not have any subsidiaries other than that subsidiary named in the registration statement of which this prospectus forms a part.

        The obligations of the Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Subsidiary Guarantor; and

  •
  any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

        The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

  •
  automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect equity interests in the Subsidiary Guarantor;

  •
  automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

  •
  upon our delivery of a written notice to the Trustee of the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities, other than a release resulting from a payment of such guarantees.

        If a series of debt securities is guaranteed by the Subsidiary Guarantor and is designated as subordinate to our senior indebtedness, then the guarantees by the Subsidiary Guarantor will be subordinated to the senior indebtedness of the Subsidiary Guarantor to substantially the same extent as the series is subordinated to our senior indebtedness. See "Description of Debt Securities—Subordination."

Ranking and Other Indebtedness

        The Debt Securities will be structurally subordinated to all existing and future liabilities of the Subsidiary Guarantor, including trade payables and other indebtedness.

Covenants

        The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

        So long as any debt securities are outstanding, we will:

  •
  for as long as we are required to file information with the SEC pursuant the Exchange Act, file with the Trustee, within 30 days after we file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

  •
  if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 30 days after we would have been required to file with the SEC, financial statements and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

        A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

        Each of the following events will be an "Event of Default" under the Indenture with respect to a series of debt securities:

  •
  default in any payment of interest on any debt securities of that series when due that continues for 30 days;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantor, by the Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

  •
  certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantor, of the Subsidiary Guarantor; or

  •
  if the series of debt securities is guaranteed by the Subsidiary Guarantor:

  •
  any of the guarantees by the Subsidiary Guarantor cease to be in full force and effect, except as otherwise provided in the Indenture;

  •
  any of the guarantees by the Subsidiary Guarantor are declared null and void in a judicial proceeding; or

  •
  the Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

        If an Event of Default, other than an Event of Default with respect to us described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

        A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by Subsidiary Guarantor, the Subsidiary Guarantor, of the default and such default is not cured (or waived) within 60 days after receipt of notice.

        If an Event of Default with respect to us described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

        The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

  •
  rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

  •
  all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

        If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

  •
  such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

  •
  such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

  •
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

  •
  conflicts with law;

  •
  is inconsistent with any provision of the Indenture;

  •
  the Trustee determines is unduly prejudicial to the rights of any other holder; or

  •
  would involve the Trustee in personal liability.

        Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we and the Subsidiary Guarantor are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and the Subsidiary Guarantor have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

        If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

        We may amend the Indenture without the consent of any holder of debt securities to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

  •
  provide for the assumption by a successor of our obligations under the Indenture;

  •
  add the Subsidiary Guarantor with respect to any series of the debt securities;

  •
  change or eliminate any restriction on the payment of principal of, or premium, if any, on any series of subordinated debt securities;

  •
  secure any series of the debt securities or any related guarantee;

  •
  add covenants for the benefit of the holders or surrender any right or power conferred upon us or the Subsidiary Guarantor;

  •
  make any change that does not adversely affect the rights under the Indenture of any holder;

  •
  add or appoint a successor or separate Trustee;

  •
  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

  •
  establish the form or terms of any new series of debt securities.

        In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

  •
  reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any debt securities;

  •
  reduce the principal of or extend the stated maturity of any debt securities;

  •
  reduce any premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

  •
  make any debt securities payable in other than U.S. dollars;

  •
  impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder's debt securities on or after the applicable due date;

  •
  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

  •
  release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

  •
  make any change in the amendment provisions which require each holder's consent;

  •
  make any change in the waiver provisions; or

  •
  release the Subsidiary Guarantor other than as provided in the Indenture or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders of any series of debt securities becomes effective, we are required to mail to all holders a notice briefly describing the amendment with respect to other holders. The failure to give, or any defect in, such notice to any holder, however, will not impair or affect the validity of the amendment with respect to other holders.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

  •
  compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

  •
  any past default under the Indenture, subject to certain rights of the Trustee under the Indenture; except that such majority of holders may not waive a default:

  •
  in the payment of principal, premium, if any, or interest; or

  •
  in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

        At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate certain of our obligations, including those:

  •
  relating to the defeasance trust;

  •
  to register the transfer or exchange of the debt securities of that series;

  •
  to replace mutilated, destroyed, lost or stolen debt securities of that series; or

  •
  to maintain a registrar and paying agent in respect of the debt securities of that series.

        If we exercise either our legal defeasance option or our covenant defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

        At any time we may also effect a "covenant defeasance," which means we have elected to terminate our obligations under:

  •
  covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

  •
  the bankruptcy provisions with respect to the Subsidiary Guarantor, if any; and

  •
  the guarantee provision described under "Events of Default" above with respect to that series of debt securities.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to the Subsidiary Guarantor, if any) or sixth bullet points under "—Events of Default" above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

        In order to exercise either defeasance option, we must:

  •
  irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or final maturity, as the case may be;

  •
  comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

  •
  deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Subordination

        Debt securities of a series may be subordinated to our "Senior Indebtedness," which we define generally to include any obligation created or assumed by us (or, if the series is guaranteed, the Subsidiary Guarantor) for the repayment of borrowed money and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantor), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantor). Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of the Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of ours or, if applicable, of the Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantor's assets, to creditors:

  •
  upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantor; or

  •
  in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantor.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive capital stock in us and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

        If we do not pay any principal, premium, if any, or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

  •
  make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

  •
  make any deposit for the purpose of defeasance of the subordinated debt securities; or

  •
  repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, and until,

  •
  the default has been cured or waived and any declaration of acceleration has been rescinded;

  •
  the Senior Indebtedness has been paid in full in cash; or

  •
  we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

        Generally, "Designated Senior Indebtedness" will include:

  •
  any specified issue of Senior Indebtedness of at least $50 million; and

  •
  any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

        During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

        The Payment Blockage Period may be terminated before its expiration:

  •
  by written notice from the person or persons who gave the Blockage Notice;

  •
  by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

  •
  if the default giving rise to the Payment Blockage Period is no longer continuing.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

        We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

        DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

        DTC advises us that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the United States Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

        DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

        DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We, the Subsidiary Guarantor, the Trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Subsidiary Guarantor, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

        Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, the Subsidiary Guarantor or us.

        Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and, in either event, a successor depositary is not appointed by us within 90 days; or

  •
  an Event of Default occurs and DTC notifies the Trustee of its decision to require that all of the debt securities of a series be represented by certificated securities.

The Trustee

        We may appoint a separate trustee for any series of debt securities. We use the term "Trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

        The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

  •
  the title of the warrants;

  •
  the designation, amount and terms of the securities for which the warrants are exercisable;

  •
  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

  •
  the price or prices at which the warrants will be issued;

  •
  the aggregate number of warrants;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

  •
  if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the maximum or minimum number of warrants that may be exercised at any time; and

  •
  information with respect to book-entry procedures, if any.

Warrant Agreements

        We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and one or more banks, trust companies or other financial institutions, as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

        The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.

Form, Exchange, and Transfer

        We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent's office or any other office indicated in the applicable prospectus supplement or other offering material.

        Prior to the exercise of their warrants, holders of warrants will not have any rights of holders of the common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the common stock purchasable upon such exercise.

Exercise of Warrants

        A warrant will entitle the holder to purchase for cash an amount of equity securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement or other offering material. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement or other offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement or other offering material.

        Warrants may be exercised as set forth in the applicable prospectus supplement or other offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or other offering material, we will forward, as soon as practicable, the common stock purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

 PLAN OF DISTRIBUTION

        We may sell securities pursuant to this prospectus (i) through underwriters or dealers, (ii) through agents, (iii) directly to one or more purchasers or (iv) through a combination of any such methods of sale. The prospectus supplement relating to any offering of securities may include the following information:

  •
  the terms of the offer;

  •
  the names of any underwriters, dealers or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities from us;

  •
  the net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions or other items constituting underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sales through Underwriters or Dealers

        If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

        Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

        If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction. If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

        Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act of 1933.

        If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with the National Association of Securities Dealers Conduct Rule 2710(h).

Direct Sales and Sales through Agents

        We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

        We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Arrangements

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

        In addition, sales not covered by this prospectus may also be made pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933.

        To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

 LEGAL MATTERS

        Certain legal matters with respect to the enforceability of debt securities and the validity of the guarantee of debt securities will be passed upon for us by Dorsey & Whitney LLP. Certain legal matters with respect to the validity of the shares of common stock, debt securities and warrants offered by this prospectus will be passed upon for us by Miller Thomson LLP, Vancouver, British Columbia. Underwriters, dealers and agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

        The consolidated financial statements of Kodiak Oil & Gas Corp. as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 incorporated by reference in this prospectus, and the effectiveness of internal control over financial reporting as of December 31, 2009, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Estimates of the oil and gas reserves of Kodiak Oil & Gas Corp. and related future net cash flows and present values thereof included in this prospectus were based upon our proved reserve estimates as of December 31, 2009 and December 31, 2008 and December 31, 2006 prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, and our proved reserve estimates as of December 31, 2007 audited by Netherland, Sewell & Associates, Inc. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        As of September 20, 2010, certain partners of Miller Thomson LLP owned 15,000 common shares in the capital of the Company.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the SEC's web site at www.sec.gov. We also maintain an Internet site at www.kodiakog.com that contains information concerning us and our affiliates. The information at our Internet site is not incorporated by reference in this prospectus, and you should not consider it to be part of this prospectus.

        In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces or territories. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval at http://www.sedar.com, which is commonly known by the acronym "SEDAR," the Canadian equivalent of the SEC's EDGAR system.

        We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in this prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

INCORPORATION OF INFORMATION BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will be automatically updated and supersede that information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit) after the date of this prospectus and until the termination of this offering:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2009, as filed on March 11, 2010 and as amended on August 6, 2010;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

  •
  Our Current Reports on Form 8-K filed on January 6, 2010, January 8, 2010, February 24, 2010, March 24, 2010, April 8, 2010 (as amended on August 5, 2010), May 7, 2010, May 27, 2010, June 8, 2010, June 9, 2010, August 5, 2010, August 13, 2010 (with resepect to the Item 1.01 disclosure), August 18, 2010 and August 20, 2010; and

  •
  The description of our common stock contained on Form 8-A that was filed with the SEC on June 20, 2006.

        Upon written or oral request, we will provide without charge to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of such documents that are incorporated by reference but not delivered with the prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests should be directed to:

Kodiak Oil & Gas Corp.
Attn: Lynn A. Peterson
1625 Broadway, Suite 250
Denver, Colorado 80202
(303) 592-8075

        Any statement contained in this prospectus or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any subsequently filed document that is incorporated by reference modifies or supersedes such statement. The making of a modified or superseded statement shall not be deemed an admission that the modified or superseded statement, when made, constituted an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus or prospectus supplement.

Common Stock

Debt Securities

Warrants

Guarantees of Debt Securities by

Kodiak Oil & Gas (USA) Inc.

PROSPECTUS

The date of this prospectus is September     , 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by the registrant.

SEC registration fee		$17,825
Legal fees and expenses		*
Transfer Agent and Depository		*
Trustee fess and expenses		*
Printing expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*
These fees are calculated based on the number of issuances and amount of securities offered and, accordingly, cannot be estimated at this time.

Item 15.    Indemnification of Officers and Directors

        Under the Business Corporations Act (Yukon Territory), or the YBCA, the corporate statute governing us, we may indemnify an individual who:

  •
  is or was our director or officer; or

  •
  at our request, is or was a director or officer of, or acted in a similar capacity for, another entity,

against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which that individual is involved because of that association with us or other entity.

        However, we are prohibited from indemnifying an individual under the YBCA unless:

  •
  such individual acted honestly and in good faith with a view to our best interests (or to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request, as the case may be); and

  •
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that such individual's conduct was lawful.

        The YBCA allows us to advance moneys to the individual for the costs, charges and expenses of any civil, criminal, administrative, investigative or other proceeding, but the individual must repay the moneys if the individual does not fulfill the conditions listed above. We may not indemnify or pay the expenses of the individual in respect of an action brought against the individual by or on behalf of us unless such indemnity or payment has been approved by the appropriate court.

        We, the individual or other entity may apply to the appropriate court for an order approving indemnity under section 126 of the YBCA and the court may so order or make any further order that it sees fit. The court may order that notice be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

        The YBCA provides that we may purchase and maintain insurance for the benefit of any person against any liability incurred by such individual:

  •
  in the individual's capacity as a director or officer of the corporation, except when the liability relates to the individual's failure to act honestly and in good faith with a view to the best interests of the corporation; or

  •
  in the individual's capacity as a director or officer of another body corporate if the individual acts or acted in that capacity at the corporation's request, except when the liability relates to the individual's failure to act honestly and in good faith with a view to the best interests of the corporation.

        Our Amended and Restated By-law No. 1, or the "By-laws," provide that, subject to the limitations of the YBCA, we may purchase and maintain such insurance for the benefit of our directors and officers as our board of directors may determine.

        Our By-laws provide that, subject to the YBCA, we may indemnify our directors and officers, our former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or other entity if:

  •
  the individual acted honestly and in good faith with a view to our best interest, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

  •
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

        We maintain liability insurance, which insures our directors and officers against certain losses and insures us against our obligations to indemnify our directors and officers.

        At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

Item 16.    Exhibits

        The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.

Item 17.    Undertakings

        The undersigned registrants hereby undertake:

        (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i)    If the registrant is relying on Rule 430B:

            (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (8)
  That, for purposes of determining any liability under the Securities Act of 1933:

          (i)    The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (ii)   Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (9)   If and when applicable, to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 21, 2010.

KODIAK OIL & GAS CORP.
By:	/s/ LYNN A. PETERSON Lynn A. Peterson President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lynn A. Peterson as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this registration statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities on September 21, 2010.

Signature		Title

By:	/s/ LYNN A. PETERSON Lynn A. Peterson	President, Chief Executive Officer and Director (principal executive officer)
By:	/s/ JAMES P. HENDERSON James P. Henderson	Chief Financial Officer, Secretary and Treasurer (principal financial officer and principal accounting officer)
By:	/s/ JAMES E. CATLIN James E. Catlin	Chief Operating Officer, Executive Vice President and Chairman
By:	/s/ HERRICK K. LIDSTONE, JR. Herrick K. Lidstone, Jr.	Director
By:	/s/ RODNEY D. KNUTSON Rodney D. Knutson	Director

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 21, 2010.

KODIAK OIL & GAS (USA) INC.
By:	/s/ LYNN A. PETERSON Lynn A. Peterson President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lynn A. Peterson as the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this registration statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities on September 21, 2010.

Signature		Title

By:	/s/ LYNN A. PETERSON Lynn A. Peterson	President, Chief Executive Officer and Director (principal executive officer)
By:	/s/ JAMES P. HENDERSON James P. Henderson	Chief Financial Officer, Secretary and Treasurer (principal financial officer and principal accounting officer)
By:	/s/ JAMES E. CATLIN James E. Catlin	Chief Operating Officer, Executive Vice President and Chairman

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1	(1)	Certificate of Continuance of Kodiak Oil & Gas Corp., dated September 20, 2001
3.2	(1)	Articles of Continuation of Kodiak Oil & Gas Corp.
3.3	(2)	Amended and Restated By-Law No. 1 Kodiak Oil & Gas Corp.
3.3		Articles of Incorporation of Kodiak Oil & Gas (USA) Inc.
3.4		Bylaws of Kodiak Oil & Gas (USA) Inc.
4.1		Form of common stock certificate
4.2		Form of senior indenture between Kodiak Oil & Gas Corp. and one or more trustees to be named
4.3		Form of subordinated indenture between Kodiak Oil & Gas Corp. and one or more trustees to be named
4.4	*	Form of senior debt securities
4.5	*	Form of subordinated debt securities
4.6	*	Form of warrant agreement
4.7	*	Form of warrant certificate
4.8	*	Form of guarantee agreement
5.1	**	Opinion of Miller Thomson LLP
5.2	**	Opinion of Dorsey & Whitney LLP
12.1		Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Hein & Associates LLP
23.2		Consent of Netherland, Sewell & Associates, Inc.
23.3	**	Consent of Miller Thomson LLP (included in Exhibit 5.1)
23.4	**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.2)
24.1		Power of Attorney (contained on signature page)
25.1	***	Statement of eligibility of trustee on Form T-1 (senior indenture)
25.2	***	Statement of eligibility of trustee on Form T-1 (subordinated indenture)

*
To be filed, if necessary, by amendment or as an exhibit to a current report on Form 8-K and incorporated by reference herein.

**
To be filed by amendment.

***
To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.

(1)
Incorporated by reference to the Company's registration statement on Form 20-F filed on November 23, 2005 (File No. 000-51635).

(2)
Incorporated by reference to the Company's quarterly report on Form 10-Q filed on May 9, 2008 (File No. 001-32920).